Exhibit 99.2

US Unwired Inc.

Second Quarter 2004 Earnings Conference Call

July 29, 2004

Operator:	Good morning, ladies and gentlemen, and welcome to your US Unwired second quarter earnings release conference call. At this time all lines have been placed on the listen-only mode and the floor will be open for questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Mr. Ed Moise. Sir, please begin.

Mr. Moise:	Thank you, Andrea. Welcome to US Unwired’s conference call to discuss financial and operating results for the second quarter of 2004. I’m Ed Moise and joining me is Robert Piper, US Unwired’s Chief Executive Officer and Jerry Vaughn, US Unwired’s Chief Financial Officer.

Before we begin, you should be aware that our discussion this morning will likely contain forward-looking statements. Forward-looking statements often include words like: believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Since these forward-looking statements are based on factors that involve risk and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For a detailed discussion of the factors, risks and uncertainties that could cause actual results to differ from those described in our discussion, please refer to our SEC filings that are specified in our press release yesterday.

In addition, discussions during today’s conference call may reference certain items not recognized by Generally Accepted Accounting Principals, or GAAP. Our reconciliation of those measures to GAAP can be found on the Investor Relations section of the company’s website, www.usunwired.com/reconciliation.

That said, I give you Mr. Robert Piper.

Mr. Piper:	Okay, Ed, thank you. Good morning, everyone. Jerry and I welcome you to US Unwired’s second quarter 2004 conference call. As always, we appreciate your taking the time this morning to learn more about US Unwired.

As some of you are aware, the second quarter was full of many exciting accomplishments illustrating the company’s continued success at turning strategic thoughts into results. We hope to accomplish two goals in the next hour or so. One is to communicate the details of a strong quarter filled with positive achievements regarding both our operating performance and our balance sheet. But first, I want to take a few moments and provide some insight into our management philosophy because whether it’s our balance sheet, operational strategies or relationship with Sprint, we have elected many times to take the road less traveled. And as investors it is important that you understand why we have done the things we’ve done and how those decisions fit together and are guided by consistent principles and philosophy.

If I had to summarize those principles into a single phrase it would be “longer-term view.” Others may have different labels for it: patience, vision, stability, persistence, but no matter how you characterize it we, as a company, build for next year and the coming years, not next quarter. Sometimes that means it will take a quarter or longer to begin seeing results in programs we implement. Sometimes it means formalizing disputes with your partner to avoid future conflicts. Sometimes it means exhibiting patience rather than panic and strengthening your balance sheet after difficult times. The longer-term view, however, should not detract from a quarter’s results, particularly one as successful as the first two in 2004. Instead, it adds another layer of complexity or color. So as I begin to review the highlights from the second quarter, keep in mind that the successes they represent are not the goal. They’re a milepost, not the final destination and what is important is how our current results position us for future opportunities.

Jerry will get into more detail, but let me start my review with a brief summary of the balance sheet changes we made during the quarter. As most of you are aware, soon after last quarter’s call US Unwired formally launched an effort to upgrade our balance sheet by capitalizing on the improvements — on the improvements we made in our operating performance. As a result, we completed a series of transactions, including debt for equity exchanges and a debt refinancing. We could not have been more pleased with the outcome. We delevered the company, significantly lowered our average cost of debt, improved our credit ratings, eliminated restrictive financial covenants, and all this without negatively impacting the existing shareholders. From the beginning our longer-term view required US Unwired to have one of the strongest balance sheets of our peer group. The value of that philosophy is now clear and that it allowed US Unwired to be patient in its refinancing process providing a most favorable outcome for its shareholders in a challenging situation. Once again we can boast of one of the strongest balance sheets of our peer group. Even though these transactions consumed a fair amount of our organization’s resources, we were able to post equally impressive results in other areas. Operationally, the quarter was highlighted by strong customer growth, specifically in prime subscriber additions and continued superior network performance.

Because we provided annual operational guidance for US Unwired stand-alone excluding IWO earlier this year, I will first review its performance and then conclude with a summary of IWO’s results. Overall, growth opportunities in the US Unwired markets can still be categorized as strong since we activated almost 54,700 new subscribers in the quarter, a 22% increase over the second quarter a year ago. Net subscriber additions saw an even more significant year-over-year improvement with US Unwired netting 11,400 new customers versus 4,400 in the second quarter a year ago, a 159% increase.

At US Unwired after the seasonal upswing in our pre-pay business in the first quarter, as expected blended churn which includes pre-pay, remained flat quarter-over-quarter at 3% but at the same time we saw dramatic improvement in our post-pay churn rate as it dropped to 2.3% this quarter compared to 2.9% in the first quarter. The post-pay improvement was fueled by changes we made to our service offerings two to three quarters ago including increased deposits for our ASL customers and the reintroduction of our pre-pay platform with its lower CPGA and non-existent bad debt. All of this puts us well on our way to achieving the net annual subscriber guidance of 65,000 to 75,000 we gave earlier this year and gives us confidence we can grow our base significantly with a focus on the prime customer.

Regarding local number portability, about 90% of our market was impacted by the May 24th date and although its impact on subscriber metrics like gross adds and churn was not material, we feel as though it had a positive impact on the company overall. We followed through on an extensive campaign to ensure that we retained key customers that included a proactive outbound effort, increased advertising and a relaxed upgrade policy. And although we incurred additional costs as a result of these programs, we now have more subscribers on contract than ever before-76% of our post-paid base- which should bode well for future churn levels.

The strength of our network coverage and performance remains one of the primary reasons for our success. Minutes of use on our switches continues to set records while our performance measurements of dropped and blocked calls continue to improve. Over 1.4 billion minutes were processed by our network with each customer using an average of 1,000 minutes, compared to 866 in the first quarter. In addition to the increase in voice traffic, the acceptance of the most superior wireless data offering in the industry continues to grow.

During the quarter over 40% of our new activations subscribed to our Vision data services and for the 8th consecutive quarter the data component of ARPU increased. In fact, it had its largest quarter-over-quarter increase to date, reaching its current level of $3.17 per customer versus $2.44 last quarter. Collectively, our operational results have translated into another quarter of strong EBITDA and now that we have cleared the highest hurtle of local number portability we believe we can reduce costs even more and remain comfortable regarding our $70 to $80 million annual EBITDA guidance given earlier this year.

IWO experienced operational successes similar to those of US Unwired. Its overall growth opportunities remained strong as it had gross adds of 24,500, a 14% increase year-over-year. And it had about 6,000 net adds versus 4,500 a year ago. Churn at IWO dropped significantly from 3.1% in the first quarter to 2.5% this quarter. As a result of our subscriber acquisition and retention efforts across both companies, and including our wholesale subscribers, we ended the quarter with US Unwired and IWO servicing right at 800,000 customers.

Jerry will share with you the financial details in a moment but before I turn the call over to him I want to comment on the management agreement US Unwired signed with IWO a few weeks ago. First, we are pleased that the debt holders of IWO continue to share in our vision of the best way to operate a wireless carrier. There is no stronger vote of confidence a management team can receive from another set of stakeholders than this type of affirmation. The contract was important for both capital structures. For IWO it provided critical stability in its operations during an uncertain time regarding its financial structure. For US Unwired it provided margin on managerial services, an incentive to achieve targets in the longevity and effectiveness needed for us to adequately plan our staffing needs. US Unwired feels good about its relationship with IWO and looks forward to continuing to help it achieve positive results.

With that, let me now turn the call over now to Jerry.

Mr. Vaughn:	Thanks, Robert. I will first review financial and operating results for US Unwired on a stand-alone basis, excluding IWO. I will provide an IWO summary at the end.

For the second quarter of 2004, US Unwired excluding IWO had EBITDA of $18.5 million, a 72% increase from the same quarter of last year. US Unwired subscriber revenue of $72.2 million was up 13% over the second quarter of 2003, assisted by more than doubling of our revenue from data services as Sprint continues its market leadership in advanced data offerings.

Post-pay ARPU, excluding roaming, increased to $58 in the second quarter, an increase of more than $1 over the first quarter as ARPU continues to be a good news story. We continue to see meaningful adoption rate for data services as data ARPU ended the second quarter at $3.40, more than double the second quarter of 2003.

Roaming revenue of $24.2 million produced a net roaming position of approximately $7 million, for a ratio of 1.4:1 as we head into the heavy summer vacation travel period. Roaming minutes totaled 450 million for the quarter versus 315 million minutes in the second quarter of 2003. In the quarter our customers traveled off our network a total of 330 million minutes.

US Unwired’s cash cost per user excluding roaming expenses was slightly over $30, down from $39 in the same quarter of last year, a decrease of 23%, as we continue to leverage our operational improvements.

Bad debt of $1.4 million represented just over 2% of post-pay subscriber revenue, as we see continued benefits from our focus on improving the quality of our subscriber base.

CPGA of $378 was flat compared to the second quarter of last year. Even with our focus on number portability in the current quarter, our sales and marketing teams have been extremely diligent in seeking to balance customer growth with the cost of that growth. They have focused on leveraging the fixed costs of our retail network and driven the value proposition on variable costs toward prime customer additions. The results of these efforts has been to increase the percentage of prime customers in our subscriber base, to increase service to the subscriber-prime market through out pre-pay product while managing to keep CPGA below $400. We spent $6.8 million to expand our network to meet the capacity needs of our increasing subscriber base and the Sprint and wholesale customers roaming onto our network. Usage on our network continues to grow and increased to over 1.4 billion minutes in total. The higher network usage was due to a 23% increase in subscriber usage and a 9% increase in roaming traffic, compared to the previous quarter. On the over 1,000 minutes our average post-paid customer used their phone, approximately 800 minutes were used on our network and with the balance being used while traveling off our network, primarily on the Sprint network. Our pre-pay customers averaged 440 minutes of use with substantially all their minutes being used on our network. Our cellular sites averaged 124,000 minutes of roaming per month, versus 89,000 minutes in the second quarter of 2003. At the end of the quarter we had 1,208 cellular sites on the air and a total of 268 second carriers. To date our accumulative capex per covered POP is $45.

Soon after last quarter’s call, we launched an effort to capitalize on the improvements in our operating performance and in the wireless market to upgrade our balance sheet. We set several objectives for ourselves. First, we wanted to de-lever the balance sheet without negatively impacting the equity position of our existing shareholders. Second, we wanted to lower our average cost of debt and eliminate amortizing debt. Finally, we wanted to continue our long-term strategy of conservative balance sheet management. We addressed the first objective through a series of debt-for-equity exchanges. Before we embarked on the program we set a plan that established pricing targets and participation levels. In short, it addressed what we thought the long-term capital structure of the company should be. Looking back, the exchanges were an unqualified success for all parties. We generated substantially more demand for our equity than our program allowed. The exchanges resulted in a decrease in our debt of $75 million. We believe that the action taken by the exchanging bond holders was significant in that bond holders have been intently aware of our accomplishments over the past 12 months and many were very interested in participating in a security that gave them the potential for additional upside. It was the best type of third party validation of our business plan; one where knowledgeable investors put money at work. We certainly appreciate their support.

Validation of our business also came from both rating agencies in the form of upgraded ratings. They were impressed when we compared our actual results to the projections that we gave them in 1999 to rate our original bond issue. We exceeded those projections despite the difficulties the wireless markets and we have had to overcome. We had a longer-term view when we put those projections together just as we have today. Validation also came in the significant over-subscription of the two new bond issues. The excess demand we generated put us in a position to lower our overall weighted cost of debt by approximately 350 basis points and allowed us to up-size the issue to raise most of the cash needed to call the 13 3/8% notes that did not tender. These actions will allow us to cut our interest expense by 40%. In November we will begin realizing $26 million in annual cash interest expense savings, all of which will accrue to our shareholders. We have over 100 institutions participate in our new debt, with many of them new to the US Unwired story. The expansions of institutions now familiar with our company is strategically significant to us. The summary of our balance sheet activities plus our continued operational success resulted in an end-of-quarter cash position of $157 million.

And now turning to IWO’s operations. We continued to successfully operate the business while dealing with this restructuring. For the fifth consecutive quarter IWO was EBITDA positive. IWO’s second quarter EBITDA was $5.4 million, an increase over the previous quarter after adjusting for the true up with Sprint for the over-payment of 2003 service bureau fees. IWO finished the quarter with $40 million in cash, plus an additional $8.2 million in escrow for payment of interest to the banks. On July 1st we used the escrowed cash plus an additional $6.5 million in unrestricted cash to bring the interest current on the bank debt. IWO did not make the interest payment due July 15th on its 14% bonds and has entered into a forebearance agreement with a bondholder committee owning approximately 70% of the bonds. The forebearance agreement will expire on September 30th. IWO continues negotiations with its banks and the bondholder committee regarding a consensual restructuring in the near term.

Before we go to questions and answers I will turn the call back over to Robert.

Mr. Piper:	Yeah, just — thank you, Jerry. Just quickly with regard to our pending Sprint litigation, I have a prepared statement I’m going to use to update you on that and then it doesn’t make any sense to ask any questions about it because I would just have to refer you back to the statement.

With regard to recent developments on our RICO lawsuit against Sprint, the district judge has set May 9, 2005 as the trial date. She announced her intention to appoint a special master for the limited purpose of determining if accounting procedures are being performed accurately and in compliance with the terms of US Unwired’s agreements with Sprint. We expect discovery to proceed forward during the next several months.

Okay, Andrea, we’ll open it up for questions now.

Operator:	Thank you, the floor is open for questions. If you do have a question, please press * then 1 on your touch tone phone at this time. If at any point your question has been answered you can remove yourself from the queue by pressing the # key.

Questions will be taken in the order that they are received and we do ask that you please pick up your handset while posing your question to provide optimum sound quality. Please hold while we poll for questions.

Our first question is coming from Pat Dyson of Credit Suisse First Boston. Please go ahead.

Mr. Dyson:	Thank you. Good morning, couple of questions. First, on IWO, Jerry, could you provide any update as far as the Sprint negotiations? Obviously you’ve mentioned a couple of times in the past that you’ve been negotiating on behalf of the bank debt holders with Sprint on potentially amending the affiliation agreement. Is there any update on that front?

Mr. Piper:	Yeah, Pat, I’ll just tell you — this is Robert. I would tell you that we have — we still continue to negotiate. Clearly we have not signed an agreement to date, so I guess all — all disputes haven’t been resolved at this point, or all differences haven’t been resolved. So we’re continuing in the process.

Mr. Dyson:	Okay. And then on the management agreement that you extended, was that agreement executed with the bank debt holders or with bondholders or with both?

Mr. Vaughn:	It was actually executed with IWO, but the banks had to approve the entering into that contract. But it was a modification from the existing agreement we had and the bondholders were fully aware of the terms and conditions of that agreement.

Mr. Dyson:	Okay, and could you — you mentioned in the — in the Queue and in the press release on that, that there’s some type of termination fee. So, for example, if they were to, you know, fully be separated from Unwired at some point, what would be the magnitude of that termination fee?

Mr. Piper:	Yeah, let me — let me go into a little bit more detail on that and just give you an overall statement of two or three of the components of the management and the improvements that we see. First of all, it gives us stability going forward. There’s a time frame surrounding it, it goes through 2005 with an option to extend through 2006. When we first came up with the management fee allocation between the two companies, we never anticipated the time involved or that we would be involved at all with restructuring or refinancing opportunities. This new agreement compensates us for that effort. It also provides management incentives, performance incentives, to the standard management fee and, certainly, US Unwired wouldn’t shy away from getting rewarded based on good performance. And then, finally, it provides us in the event that we emerge from a — from a refinancing or a restructuring with an owner or — new management or an owner that wants new management and we are asked to transition the management process to somebody else, then we wanted to make sure that wasn’t on US Unwired’s nickel and today we feel comfortable that those costs are addressed in the new agreement and that a transition process would be paid for by IWO.

Mr. Dyson:	Okay.

Mr. Vaughn:	Pat, that — that document is filed.

Mr. Dyson:	Oh, it is?

Mr. Vaughn:	Yes, it is.

Mr. Dyson:	Oh, okay. We’ll take a look at that then.

Mr. Vaughn:	Okay.

Mr. Dyson:	Just a couple of items then. First, could you just give us the mix of subscribers? Jerry eluded to the prime/subscriber-prime, but maybe the prime/subscriber-prime or — or post-pay/pre-pay or both actually?

Mr. Piper:	Yeah, our ending subscriber mix today at US Unwired is 65% prime, that’s up a percent from the first quarter. We were at 64%, 21% ASL and 14% pre-pay.

Mr. Dyson:	Okay. And then, finally, were there any one-time items at either Unwired or IWO?

Mr. Vaughn:	No, there was not, Pat.

Mr. Dyson:	Okay. All right, great. Thanks, Jerry.

Operator:	Thank you. Our next question is coming from Mark DeRussy of Raymond James. Please go ahead.

Mr. DeRussy:	Good morning, everybody.

Mr. Piper:	Hi, Mark.

Mr. DeRussy:	Question on your reported CPGA number; would you include in that the — the cost to upgrade the handset of an existing subscriber?

Mr. Vaughn:	There is some of that cost in there. The way — we’re limited by the existing point of sale system we have. If a — if a store upgrades a customer locally that is considered, right now, in the CPGA number because it’s computed in the cost of service or cost of sales, but we’re —over the time working with Sprint to break that out. We should get that cleaner. That number represents, I think, around $40 or $50.

Mr. DeRussy:	Yeah, okay. That makes sense then.

Mr. Vaughn:	Yeah.

Mr. DeRussy:	And then you mentioned that you’ve got about 76%, I think, of your post-pay customers on contract now. What — what’s the typical length of your contracts at this point in time?

Mr. Vaughn:	I think the average is 22 months. But what we have — most of the customers new signing up are signing up for 2 years.

Mr. DeRussy:	Okay.

Mr. Vaughn:	And those — those are also who are upgrading. Robert referred earlier to us being very aggressive with number portability as far as upgrading customer phones and to new plans. They’re mostly taking the 2-year plan as well.

Mr. DeRussy:	Just an accounting question I guess. I appreciate the detailed breakout in your 10-Q of the separate business units, but in looking at the Unwired P&L, what’s — what’s the other revenue category represent?

Mr. Vaughn:	Primary management fee.

Mr. DeRussy:	Excellent. Thanks very much.

Operator:	Thank you. Our next question is coming from Todd Rethemeier of Surterre Research. Please go ahead.

Mr. Rethemeier:	Thank you. Good morning, everybody.

Mr. Piper:	Hey, Todd.

Mr. Vaughn:	Hi, Todd.

Mr. Rethemeier:	The strong increase we saw this quarter in minutes of use up to over 1,000 for post-pay customers, was there any particular reason for that? Was there any promotions you were running?

Mr. Piper:	We’ve seen a steady increase, Todd, for the last — I don’t know, three years — and I think it’s just indicative of the plans that we offer generally, the pricing competition we see out there. Our biggest plan for the quarter was our $40 MRC plan that — that provides 500 anytime minutes, unlimited night and weekend usage. Our — we have a lot of subscribers that take advantage of our $5 add-on that starts their nights and weekends at 7:00 P.M. so we’re seeing a lot more usage there as well. PCS-to-PCS, which is a promotion that we — that has been quite successful, that’s unlimited as well in that — in that — for a 2-year contract.

We think it’s very positive. The more usage — the more comfortable customers become with our product and our network, the more applications they’re finding for the phone and we think it bodes well for — to reduce our churn.

Mr. Rethemeier:	Okay. And one other, if I could, you gave the mix of what your customer base looks like, you know, the prime, ASL, and pre-paid. Could you do the same for gross adds for the quarter?

Mr. Piper:	Yeah, gross adds for the quarter at US Unwired were 58% prime, 20% pre-pay — or, I’m sorry, 20% ASL and 23% pre-pay.

Mr. Rethemeier:	Okay, thank you.

Operator:	Thank you. Our next question is coming from Kevin Rowe of Rowe Equity Research. Please go ahead.

Mr. Rowe:	Thanks. A couple of quick questions. Last quarter I think you gave a Virgin subscriber number. Can you share that with us?

Mr. Piper:	Yeah, we have about 65,000 Virgin customers in each — in both IWO and — and US Unwired.

Mr. Rowe:	Okay. The management fee, and I apologize if this is in your — in your Q, if you back — what is the impact of the management fee/restructuring fee on revenue and EBITDA for the quarter and maybe even litigation cost?

Mr. Vaughn:	Well, most of the other revenue line item, Kevin, is management fee. I think from litigation cost was probably around $½ million, but don’t get too locked into that as a steady stream because those bills come in sporadically.

Mr. Rowe:	And the —

Mr. Vaughn:	And — and that management agreement, I think maybe you missed a comment earlier, that management agreement is a filed document.

Mr. Rowe:	Okay. And — and what, you know, obviously there is time and — and cost to provide those services. What — what is the — the EBITDA impact in the quarter? Does it — it doesn’t all drop to the EBITDA line I assume.

Mr. Vaughn:	Well, with the new agreement that we have signed — the other one just provided for a cost pass-through. This one gives us the opportunity to put a margin on it, especially as we achieve certain milestones as set forth for us, we get even larger compensation. We’re not — we’ve not calculated the margin on that at this point in time. You know, clearly it exceeds the cost of providing the service.

Mr. Rowe:	Right. And, lastly, are you getting any good traction on Fair and Flexible plans? Can you give us an update on that?

Mr. Piper:	Yeah, I think that we are. We had about 12% of our base — 8% of our gross adds sign up for the Fair and Flexible plan. We feel pretty good about that. As we mentioned, when we rolled it out we felt like it was going to apply to a certain segment of our subscriber base, those that had high fluctuation month-to-month in their usage and we seem to be getting that word out and we’re comfortable with its penetration at this point.

Mr. Rowe:	Terrific. Thanks a lot, guys.

Operator:	Thank you. Our next question is coming from Michael Plancey of Blaylock and Partners. Please go ahead.

Mr. Plancey:	You mentioned with Unwired that you had increased costs associated with retention program and expected those costs to decline in the second half. Does the same hold true for IWO?

Mr. Piper:	Yes. Yes. We made a conscious effort to spend more money in the second quarter in preparation for local number portability and we did that in both properties.

Mr. Plancey:	Okay. And can you highlight maybe some of the issues that are still being negotiated with the potential restructuring because it’s been in negotiations for quite some time?

Mr. Vaughn:	Well, we’re — we share your comment about it being going on for quite some time. But, as we have learned, this is a very complex situation. The market, there’s been a lot of changes in both the bank participants as well as the bondholder participants, and that just takes time to get people familiar with the process to sort out exactly where everyone is and what the — the optimal solution is for the creditors as a group and that is continuing on. As we announced last quarter, we have appointed a CRO whose sole focus it is to basically move this process along to give us administrative guidance on the restructuring process and I think he’s been able to gather traction with both sets of creditors to really move the process along. And, as I said, we’re in a forebearance arrangement through September 30th and we’re hoping that there could be something resolved, if not by then, shortly thereafter.

Mr. Plancey:	Great. Thank you.

Operator:	Thank you. Our next question is coming from Ric Prentiss of Raymond James. Please go ahead.

Mr. Prentiss:	Yes, Good morning, guys.

Mr. Vaughn:	Hi, Ric.

Mr. Prentiss:	I had to join you after another call just ended so hopefully you haven’t already addressed this. Universal service funds, any — any movement down that path to get some of that USF money attributed to you guys in some of your rural areas?

Mr. Piper:	Yeah. We have — I don’t know the exact amount today that we’ve received, Ric, but I know that we have allowed Sprint to file for us and most of all our territories, certainly the larger markets in our territory. So, you know, we expect, I guess, to start receiving money. We’ve already received some money, I believe, from Arkansas and some from Alabama. We expect to continue to see that take place throughout the year. But, essentially, we have filed and hopefully we’ll see some benefit from that.

Mr. Vaughn:	Ric, I don’t recall the number for the second quarter if we received any, but the first quarter I think the number we received was about $190,000, but it just, you know, it’s — it’s — hopefully it’s the tip of the iceberg here.

Mr. Prentiss:	Yeah, it should — should be growing. We’ve seen that trend from a couple of the other operators so far.

Mr. Vaughn:	Yes.

Mr. Prentiss:	We’ve said that getting ETC status seems to be accelerating.

Mr. Vaughn:	Right. And remember, Robert referenced Arkansas. We don’t have a substantial amount of properties in Arkansas, so most of that money came from there.

Mr. Prentiss:	Okay. And then as the other states get filed and approved you should see more coming.

Mr. Vaughn:	That’s our anticipation but, once again, the — it’s a timing issue and it’s — it’s going to take a lot longer than anybody ever contemplates.

Mr. Prentiss:	Watching regulator is like watching grass grow, it’s a slow process. But I assume that is not in your guidance, then, yet?

Mr. Vaughn:	We’ve — we’ve put nothing in our forecast for USF.

Mr. Prentiss:	Right. Okay, and on push-to-talk, can you update us a little bit on that? Sprint was talking about how 3% of their adds were push-to-talk Ready Link. Are you guys seeing any interest in that product? Is it still kind of a slow starter? Just trying to gage what we should look for on Ready link.

Mr. Piper:	Yeah. Actually, we had a good take rate on Ready Link during the quarter, 5% of our customers.

Mr. Prentiss:	Is that handsets or handsets and the plans?

Mr. Vaughn:	That was handsets, yes.

Mr. Piper:	12% of our customers took the handsets. Today about 5% of our base utilizes the — the Ready link handset. Their ARPU is significantly higher. I think it’s in the mid 80’s. So we’re encouraged by the number of people purchasing the handset — purchased by the number in our total subscriber base that utilize the handset and certainly the ARPU number.

Mr. Prentiss:	Okay. And then a final question for you on data. Sprint has announced the EV-DO path. Could you update us on what your thoughts are as far as putting EV-DO into your networks and would you envision possibly using it as a wireless high-speed data service for fixed applications possibly in some of your markets?

Mr. Piper:	Yeah. I tell you, Ric, right now we’re in a very good situation as it related to EV-DO. We’re excited about Sprint’s direction. We’ve — we’ve always felt as though they have been a leader in technology in this sector. We — we’re comfortable to follow their lead at this point. The good — good part about EV-DO is, unlike our 3G installation, is that we’re going to have some time to take a look at this. Sprint’s going to do it first. We’re going to get a good feel for the consumer acceptance of the products, the applications for the products. We’ll get a good feel for the costs associated with improving the network and then we can get a feel for whether or not it’s going to apply to our territories. We’re not required under the 2.1 to make this upgrade to our network, so we’re going to have some — some history before we have to make a decision and — and probably get more intelligent about the whole service offering as we go forward.

Mr. Prentiss:	Okay. Good luck, guys. It looks like things are coming together nicely.

Mr. Vaughn:	Thanks, Ric.

Operator:	Thank you. Our next question is coming from Sandy Liang of Bear Stearns. Please go ahead.

Mr. Liang:	Hi there. Just a question about CPGA, it was a little higher, I guess, than we thought. It was higher than last year but your gross adds were also higher. I’m just wondering, you know, you eluded to trying to get higher quality customers but specifically what is it that’s driven your CPGA costs a little bit higher?

Mr. Piper:	Well, I think that the programs that we put in place to deal with the local number portability impacted CPGA. We spent some more advertising dollars, we, as I said, relaxed our upgrade policy for customers that we defined as having a high likelihood to churn, or a higher likelihood to churn. So I think that’s where the majority of that increase occurred.

Mr. Vaughn:	Sandy, actually, compared to last year same quarter, it was flat.

Mr. Liang:	You mean for US Unwired stand-alone?

Mr. Vaughn:	Yes.

Mr. Liang:	What was the number last year?

Mr. Vaughn:	372.

Mr. Liang:	I guess I have a different model here — or, sorry, I have a different number here so maybe I’ll go review that.

Mr. Vaughn:	Oh, okay. If you — if you come up with anything different give me a call and we can reconcile it.

Mr. Liang:	Would you view a lot of those programs as for one time in nature, or do you think you’ll be spending more money because of local number portability going forward?

Mr. Piper:	Oh, I think we’ve — you know, our experience at IWO, which had about 50% of its market impacted on — with the November 24th date, our experience there is that the biggest impact takes place in the first month after its implementation. So, if that’s the case and it holds true here, we’ve seen the biggest impact in June. We’ve already gone through that. We certainly expect to improve our cost structure and decrease our expenses by eliminating some of those pro-active programs that we implemented to deal solely with local number portability.

Mr. Liang:	Okay. Thank you.

Operator:	Thank you. Our next question is coming from Tom Lee of J.P. Morgan. Please go ahead.

Mr. Lee:	Hi, guys. I’m actually sorry, I missed part of your introductory comments, but I was very impressed by your revenue growth during the quarter, but comparing these numbers to first quarter I saw that costs were higher in the quarter so I’m just curious, it’s just a housekeeping item. Was there a true up or something that reduced your expenses in Q1?

Mr. Vaughn:	Yeah, what — what probably is throwing you off is the cost of service, Tom. We had an almost $3 million true up with Sprint for 2003 Service Bureau fees where we had overpaid.

Mr. Lee:	Okay.

Mr. Vaughn:	Which is probably, you know, is — is one of the reasons that the first quarter is low.

Mr. Lee:	Gotcha. And then going forward I just wanted to try to model this management agreement for IWO. What is considered a normal margin to earn on a management fee? And then how — how are these performance incentives structured? You know, are these going to be cash payments or are they going to be a revenue share?

Mr. Piper:	Yeah. Let me — I’m not really sure how to answer your first question. I don’t know that we — we know a normal return on a management fee, but I will tell you how ours is structured is that we have a base fee and then if we hit 90% of targeted EBITDA and net adds for a quarter, we have an amount added to that base fee, and then if we hit 110% of EBITDA and net adds for the quarter, we have an amount added to that. So there are two incentive components and they’re paid out on a quarterly basis.

Mr. Vaughn:	And we also have an annual catch up so that if we were not to achieve one of those milestones in one quarter, we could catch it up by the end of the year.

Mr. Piper:	In addition to that, Tom, there is a fee now for the effort we’re putting in around restructuring and refinancing that we did not anticipate when we came up at the original allocation. So that’s above and beyond the management fee base and the incentive increases.

Mr. Lee:	Okay. And — and this continues through the end of 2005, is that right?

Mr. Piper:	Right now it’s structured to the end of 2005 and then, at IWO’s discretion, it can be extended one more year.

Mr. Lee:	Okay. Great. Thanks, guys.

Operator:	Thank you. Our next question is coming from Sam Martini of Cobalt Capital. Go ahead, please.

Mr. Martini:	Hi, guys. Just a qualitative question. It looks like your roaming ratio sort of is sticking around 1:2 to 1:5 and in times past I think that expectations had been for that to sort of fall a little bit more in trend towards 1.1 or even close to 1 and on the last call, or maybe the call before I forget which, you guys had talked about being, you know, far more biased to being agnostic towards the re-cutting of the Sprint agreement in terms of the travel rate that you guys pay but it seems to me, and this is kind of what I want your thoughts on, it seems to me that the more this stays at sort of a 1:2, 1:2.5 range the more inclined you guys should be to want to re-cut that because it seems like it’s a permanent — permanent phenomenon as opposed to one trending that — that would go towards 1. Can you talk about — does this change, you know, am I wrong here and does it change your negotiations with Sprint in terms of focusing solely on back-office cost reductions versus roaming and giving away some of that travel rate? Are you changing what you’d ask for, what you’d prefer, from Sprint at this point because of that?

Mr. Vaughn:	Let me answer the first part of that, Sam, and I think Robert could probably talk more philosophically about what our — our ambitions are. You’re talking about the ratio we have with Sprint and you’re correct. We’re pleased that the ratio is staying at — it seems like for the last two or three quarters at about the 1.2 range. We thought it would continue to decline and, clearly, since Sprint has lowered the roaming rate that they — reciprocal roaming rate that they charge us and we receive of 4.1 cents, that is costing us money, as opposed to the 5.8 that other people who’ve signed for simplified pricing have received.

Mr. Piper:	Yeah. There hasn’t been any trend operationally in either our balance sheet or our income statement that makes us less strong about our intent with the Sprint litigation.

Mr. Martini:	I think that on the last call my understanding was that, from US Unwired’s point of view, that you guys had thought that because you were seeing trends in the business on the roaming relationship between yourselves and Sprint, trending towards 1 over time, that you were far more focused on getting a much lower back office fee per subscriber from Sprint than you were on getting travel rate stability and I was wondering if that had changed. Obviously I don’t think that your negotiating point has changed. I guess what I’m asking is, are you changing what your — are you changing what you’re asking?

Mr. Piper:	I don’t think that our expectation in the — in the roaming ratio is any different today, based on the second quarter results, than it has been. We’ve anticipated that would get closer to 1 to 1 for the last, you know, since we started, based on our growth in subscribers. If you trend this out, and I guess aside from the second quarter compared to the first quarter, it is going to — it is getting closer to 1:1. We think at a certain penetration level at US Unwired that’s where we’re going to be. So I don’t know that that — we’ve changed our opinion about that ratio this quarter. So I believe that the service bureau fee component of our — of our fee structure with Sprint is still probably the most important to us going forward.

Mr. Martini:	Thanks so much, guys.

Operator:	Thank you. Our next question is coming from Michael Weiner of Bank of America. Please go ahead.

Mr. Weiner:	Hi, thanks. I missed — I forget who gave it, Jerry or Robert, but earlier you gave the mix of the total subscriber base at Unwired across prime, ASL and pre-pay. Can I –

Mr. Piper:	Michael, that’s 65% prime, 21% ASL and 14% pre-pay.

Mr. Weiner:	And then I’m just curious, I think you said, Robert or Jerry again, in the first quarter that pre-pay was 23% of gross adds at Unwired in the second quarter. I’m just wondering, what was the — what was the percentage of pre-pay in the gross adds a year ago in the second quarter of ‘03?

Mr. Vaughn:	It was 16%.

Mr. Weiner:	And then churn, obviously a huge and impressive decline in post-pay churn sequentially into the second quarter, but the overall churn at Unwired was flat. I’m curious if you could give us what the pre-pay churn was in the second quarter and what the increase was off the first quarter?

Mr. Piper:	Yeah. Our pre-pay in the second quarter was at — about a 7% churn rate versus a 4% in the first. That, Michael, we expected. It has been the trend for a number of years. It’s just important when you compare that, that you don’t do an apples-to-apples comparison of pre-pay churn to post-pay churn. They are two different products, two different service offerings. Obviously pre-pay, with significantly lower cost per gross adds and no bad debt associated with it, has less of an impact, negative impact, on us than the churn from a — from a post-pay subscriber.

Mr. Weiner:	Understood. I’m just curious, a year ago, Robert, what was the — do you have the number in terms of what pre-pay churn did first quarter ‘03 into second quarter ‘03?

Mr. Piper:	I don’t have the exact numbers but I would tell you that it’s similar. I mean, the differences were similar.

Mr. Vaughn:	And, Michael, there still — if you look at it quarter-to-quarter it’s going to drive you crazy. You have to look at it over a longer term. And as we look at — and we keep tabs of the — CTIA publishes a pre-pay survey, which I’d encourage you to take a look at, and we’re still within or below the industry average with ARPU that’s considerably, probably double the industry average.

Mr. Piper:	Mike, I’ve gotten those numbers for you just so you can do a comparison. We were 4.8 churn in the first quarter of ‘03 and then 6.2 in the second quarter of ‘03.

Mr. Weiner:	Okay. All right, thanks for the detail.

Mr. Piper:	Okay, operator, we have time for one more question.

Operator:	Thank you. And, as a reminder, if you do have a question you may press * then 1 on your touch tone phone at this time. Please hold while we poll for questions.

Our next question is coming from Justin Slatky of Goldman Sachs. Please go ahead.

Mr. Slatky:	Hey, guys, just a quick question on capex. You’ve done a pretty good job the first half of the year of keeping that number down. Are you expecting any large expenditures in the second half of the year?

Mr. Piper:	Yeah. We’re not prepared, Justin, today to — to change our guidance, which is between $27 and $33 million for the year. We’re at about $10.6 so far this year. However, we do like our trend at this point, feel like we’re performing better than maybe we anticipated, but would like to spend some of that money in the balance of the year increasing coverage in our corridors, bettering some of the coverage in our core territories, so we expect to do that at this point.

Mr. Slatky:	Great. Thanks.

Mr. Piper:	Okay, just quickly to summarize, US Unwired continues to make 2004 a better year than 2003, greater growth, stronger subscriber base, less churn, more EBITDA, and we look forward to continuing those trends for the balance of 2004. We’ll again share with you our — our progress in about three months. Thank you for being with us.

Operator:	Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.